Exhibit 99.5

          FOURTH AMENDMENT TO THE AGREEMENT AND PLAN OF REORGANIZATION


         This Fourth Amendment (the "Amendment"), dated as of December __, 2001, is to the Agreement and Plan of Reorganization, as amended by the First Amendment, the Second Amendment, and the Third Amendment, by and among TEKINSIGHT.COM, INC. a Delaware corporation ("Newco Parent"), DYNCORP MANAGEMENT RESOURCES INC., a Virginia corporation (the "Company"), NEWPORT ACQUISITION CORP., a Delaware corporation ("Newco"), and DYNCORP, a Delaware corporation ("Company Parent") (the "Reorganization Agreement"). Following further discussions between the parties after execution of the Reorganization Agreement, the parties determined it to be in the best interests of all such parties to make certain changes to the Reorganization Agreement agreed to by the parties named below, and such parties hereby agree as follows:

         Section 1

         1.1 Termination of Merger Agreement. The Agreement and Plan of Merger, dated as of April 25, 2001, by and between the Company, Newco Parent, Company Parent and Newco (the "Merger Agreement"), is hereby terminated in its entirety.

         1.2 Adoption of New Merger Agreement. The Company, Newco Parent, Company Parent and TekInsight Services, Inc., a Delaware corporation ("Tek"), hereby agree to enter into a new Agreement and Plan of Merger (the "New Merger Agreement"), in substantially the form attached to this Amendment as Exhibit A hereto, to replace the terminated Merger Agreement.

         1.3 Substitution of Parties. By its execution of this Fourth Amendment, Tek becomes a successor in interest to Newco and shall have all the rights and obligations of Newco under the Agreement. Thereupon, Newco shall have no further rights or obligations under the Agreement. all references to Newco in the Agreement shall be deemed references to Tek.

         Section 2

         2.1 Working Capital Facility. Section 4.17 of the Reorganization Agreement is hereby amended to read as follows:

              Newco Parent shall use its best efforts to have secured, no later than 90 days following the Closing, a firm irrevocable financing commitment and/or credit facilities on prevailing market terms and conditions under which, collectively, no less than $15 million of financing will be available to Newco to support and finance its operations for a period of at least 2 years subsequent to the Closing (the "Financing").

         2.2 Non-Competition Provisions. Section 4.21 of the Reorganization Agreement is hereby amended to read as follows:

                  Company Parent agrees that neither it nor any of its Subsidiaries shall, for a period of three (3) years after the Closing Date, compete directly or indirectly with Newco or Newco Parent and its Subsidiaries (including, without limitation, by seeking business opportunities, responding to requests for bids or other proposals, and by performing contracts) for revenue producing service contracts with state and local government agencies in the state and local government markets (which shall refer to vertical lines of business and not geographic areas) in which the Company and Newco Parent's Subsidiaries are actively engaged in business as of the Closing Date; provided, however, that such restriction shall not apply, and Company Parent and its Subsidiaries shall be free at all times to pursue and perform any and all of the following contracts secured before, during and after the aforementioned restriction period:

(a) Contracts and business in the health-related, transportation, law enforcement and public safety, and education-related markets pursued by Company Parent's Subsidiaries, AdvanceMed Corporation, DynRide LLC, DynCorp Information and Enterprise Technology, Inc. and DynCorp Information Systems, and their successors in interest, respectively;

(b) Any and all business that is conducted by Company Parent or any of its Subsidiaries under or in connection with, or as an outgrowth of, any federal government contract regardless of when awarded to Company Parent or a Subsidiary;

(c) Any and all business that is conducted by Company Parent or any of its Subsidiaries under any non-federal government contract that is in effect as of the Closing Date (other than contracts that are currently being performed, or are presently contemplated to be performed, by the Company);

(d) Any and all business that is conducted at any time by any business or entity that may be acquired by Company Parent or any of its Subsidiaries, so long as the aggregate revenue of such business or entity from contracts with state and local governments does not exceed, in the year of acquisition, more than the lesser of 15% of total annual revenue of such acquired business or entity or $7,500,000;

(e) Any and all business that is conducted by an Affiliate of Company Parent that is not a Subsidiary consolidated with Company Parent (or its parent) for financial reporting purposes;

(f) Any and all business that is conducted by (i) any Subsidiary of Company Parent subsequent to Company Parent's complete divestiture of such Subsidiary or (ii) any non-affiliated third party that purchases any portion of Company Parent's or any of its Subsidiaries' business;

(g) Any and all business under contracts or proposals of any Subsidiary of Company Parent (other than the Company) outstanding as of the Closing Date with other than state and local government agencies, but for services ultimately beneficial, directly or indirectly, to a state or local government;

(h) Contracts to provide information technology desk top or "seat" management hardware and services to a state or local government agency if, after reasonable notice of the opportunity by Company Parent or a Subsidiary to Newco or Newco Parent, Newco or Newco Parent has failed to actively seek or pursue such opportunity;

(i) Investments in any business that may be involved in providing services to state and local government agencies so long as the securities of such businesses are publicly traded and the aggregate investment by Company Parent does not exceed 1% of the total outstanding securities in which the investment is made;

(j) Contracts and business in the aviation support, operations, maintenance and training; airport operations and management; security services and training; facility and equipment maintenance and management; logistics support; [non-software] engineering support services; and construction and construction management markets pursued by Company Parent's Subsidiaries, DynCorp Technical Services LLC and DynCorp International LLC; and

(k) Contracts and business with the Commonwealth of Puerto Rico and its agencies and instrumentalities;

         provided further, however, that such restriction shall not apply to any entity which may acquire the stock or a substantial portion of the assets of Company Parent or one or more of its Subsidiaries, where such business or activities are carried on by such entity or its subsidiaries or affiliates other than Company Parent or the current Subsidiaries of Company Parent.

         Section 3

         3.1 Conditions Precedent to Obligations of the Company and Company Parent. Subsection 5.2(c) of the Reorganization Agreement is hereby deleted and replaced by the word "Reserved".

         Section 4

         4.1  Conditions Precedent to Obligations of Newco Parent and Newco.

         (a) Subsection 5.3(d) of the Reorganization Agreement is hereby amended to read as follows:

                  DynRide LLC ("DynRide"), a Delaware limited liability company which is a wholly owned subsidiary of Company Parent, shall have transferred, assigned, and conveyed to the Company and its successors all of DynRide's interest in and title to its transportation brokerage software program, including delivery of source Code but excluding any right to the name "DynRide" (the "DynRide Technology"), for a contingent payment of 50% of the first $3,600,000 of the Company's or its successors' in interest, without duplication, net profits before interest, taxes, depreciation, and amortization from the sale, use, or licensing of the Technology to third-parties from and after the date of such agreement ("net profits") plus 10% of the net profit after the first $3,600,000 of net profit; provided, however, that such contingent payments shall not apply to net profits earned after the fifth anniversary of such agreement.

         (b) Subsection 5.3(f) of the Reorganization Agreement is hereby deleted and replaced by the word "Reserved".

         Section 5

         5.1 Registration Rights Agreement. The form of Registration Rights Agreement attached to the Reorganization Agreement as Annex C thereto is hereby deleted in its entirety and replaced with the form of Registration Rights Agreement attached to this Amendment as Exhibit B hereto.

         5.2 Transition Services Agreement. The form of Transition Services Agreement attached to the Reorganization Agreement as Annex E thereto is hereby deleted in its entirety and replaced with the form of Transition Services Agreement in the form attached to this Amendment as Exhibit C hereto.

         Section 6

         6.1 Company Parent hereby consents to and waives compliance with
Section 4.7(b) of the Reorganization Agreement with respect to:

         (a) The purchase by Newco Parent from Exodus Communications, Inc. ("Exodus") of certain assets related to the Exodus Gulf Services business unit operating in Louisiana, Alabama and Mississippi, substantially in accordance with the terms and conditions set forth in that certain Letter of Intent, dated September 28, 2001 and filed as an exhibit to Newco Parent's Form 8-K filed with the Securities and Exchange Commission on November 2, 2001, pursuant to appropriate definitive agreements to be negotiated and entered into by Newco Parent and Exodus in connection therewith; and

         (b) The issuance and sale by Newco Parent, to holders of its 8% and 12% Convertible Notes (the "Notes") certain warrants issued in connection therewith (the "Warrants"), of an aggregate of up to 617,628 shares of its Class A common stock, par value $0.0001 per share (the "Class A common stock"), as more fully described on Exhibit D hereto, upon conversion or exercise, as applicable, of the Notes and Warrants. Upon the exercise of such Warrants, Newco Parent shall issue Additional Consideration, as stipulated in Article VI, Section 8 of the New Merger Agreement.

         6.2 Notwithstanding anything set forth in this Amendment, the Reorganization Agreement, the New Merger Agreement or in any document or agreement executed in connection therewith, Company Parent hereby acknowledges and agrees that, in connection with this Amendment, the number of shares of Class B common stock, par value $0.0001 per share (the "Class B common stock"), to be issued to Company Parent upon consummation of the transactions contemplated by the New Merger Agreement has been appropriately increased to give effect to the issuance, pursuant to the transactions described in Section 4.1(b), of (a) 604,000 shares of Class A common stock on the basis of $1,057,000 principal amount of Notes being converted to shares of Class A common stock at the rate of $1.75 per share, and (b) 411,765 shares of Class A common stock on the basis of $700,000 principal amount of Notes being converted to shares of Class A common stock at the rate of $1.70 per share; and that, upon such actual issuance and sale of shares of Class A common stock following the effective date of the Merger, Company Parent will not be entitled to be issued any additional shares of Class B common stock or other securities of Newco Parent solely as a result thereof.

         6.3 Company Parent hereby consents to, and waives compliance with
Section 4.15 of the Reorganization Agreement with respect to, Tek changing its corporate name to either "DynTek Management Resources, Inc." or "DynTek Services, Inc."; provided, that if the Reorganization Agreement is terminated for any reason prior to the consummation of the transactions contemplated thereby, Tek shall promptly change its name so that its name does not contain the word "Dyn" or any variation thereon.

         Section 7

         7.1 Newco Parent and Newco hereby waive compliance with Section 5.3(a) and 5.3(c) of the Reorganization Agreement with respect to any adverse circumstances or Material Adverse Effect relating to the Company's Non-Emergency Transportation contracts with the Commonwealth of Virginia and the State of Illinois and the termination of the Company's subcontract with CIBRE Enterprise Solutions (a successor in interest to ARIS Corporation) to provide support for Colorado data systems (collectively, the "Three Contracts"). Newco Parent and Newco hereby confirm that they have been afforded and have exercised full opportunity to examine all financial and other information pertaining to the Three Contracts and to interview the project management teams responsible for the Company's performance of the Three Contracts for all periods prior to the date of this Fourth Amendment.

         Section 8

         8.1 Except as specifically modified by this Amendment, the Reorganization Agreement in its current form shall be unaltered and shall remain in full force and effect in accordance with its terms.

         Section 9

         9.1 Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterparts.

         9.2 Entire Agreement. This Amendment and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that except as specifically modified by this Amendment, the terms and conditions of the Merger Agreement remain in full force and effect in accordance with their terms.

         9.3 Severability. In the event that any provision of this Amendment or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Amendment will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Amendment with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

         9.4 Governing Law. This Amendment shall be governed by and construed in accordance with the laws the State of Delaware, without giving effect to principles of conflicts of laws.

         9.5 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Amendment and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         9.6 Definitions. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized respective officers as of the date first written above.


                           TEKINSIGHT.COM, INC.


                           By:____________________
                           Steven J. Ross, President


                           DYNCORP MANAGEMENT RESOURCES INC.


                           By:_____________________
                           H. Montgomery Hougen, Secretary


                           NEWPORT ACQUISITION CORP.


                           By:_____________________
                           Steven J. Ross, President

                           DYNCORP


                           By: _____________________
                           H. Montgomery Hougen, Vice President & Secretary


                           TEKINSIGHT SERVICES, INC.


                           By:_____________________
                           Steven J. Ross, President